EXHIBIT 10.8
LIMITED WAIVER UNDER ADVISORY AGREEMENT
This LIMITED WAIVER UNDER ADVISORY AGREEMENT (this “Waiver Agreement”) is entered into as of August 8, 2024, by and among BRAEMAR HOTELS & RESORTS INC. (the “Company”), BRAEMAR HOSPITALITY LIMITED PARTNERSHIP (the “Operating Partnership”), BRAEMAR TRS CORPORATION (“TRS”), ASHFORD INC. (“AINC”), and ASHFORD HOSPITALITY ADVISORS LLC (“Ashford LLC” and, together with AINC, the “Advisor”).
RECITALS:
A.    The parties hereto are parties to that certain Fifth Amended and Restated Advisory Agreement, dated as of April 23, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Advisory Agreement”).
B.    The Company has a mortgage loan maturing in June 2025 with an outstanding principal balance of approximately $293 million (the “Loan”) secured by four hotel properties: (i) The Notary Hotel; (ii) The Clancy; (iii) Sofitel Chicago Magnificent Mile; and (iv) Marriott Seattle Waterfront (each a “Hotel Property” and collectively, the “Hotel Properties”).
C.    Any sale or disposition of one or more of the Hotel Properties may constitute a Company Change of Control under the Advisory Agreement permitting the Advisor to terminate the Advisory Agreement pursuant to Section 12.4(a) thereof resulting in the Termination Fee becoming due and payable to the Advisor.
D.    The Company, the Operating Partnership, TRS and the Advisor believe it is in their respective best interests to waive the occurrence of a Company Change of Control, and the Advisor’s right to terminate the Advisory Agreement as a result thereof, resulting from the disposition of the Hotel Properties as a result of a mortgage foreclosure, deed-in-lieu of mortgage foreclosure, mezzanine loan foreclosure or an assignment in-lieu of a mezzanine loan foreclosure following the failure of the Company to pay, upon the maturity of the Loan, all amounts due and payable thereunder (such failure to pay, a “Maturity Default”).
AGREEMENT:
In consideration of the premises and mutual covenants herein and for other valuable consideration, the parties hereto agree as follows:
Section 1.Definitions. Capitalized terms used in this Waiver Agreement but not defined have the meaning provided in the Advisory Agreement.
Section 2.Limited Waiver.
(a)    From the date hereof until the earlier of (i) November 15, 2025 and (ii) the refinancing of the Loan (the “Loan Outside Date”), the Advisor hereby waives the operation of Section 12.4(a) of the Advisory Agreement that would permit the Advisor to terminate the Advisory Agreement occurring solely as a result from the sale or disposition of one or more of the Hotel Properties as a result of a mortgage foreclosure, deed-in-lieu of mortgage foreclosure, mezzanine loan foreclosure or an assignment in-lieu of a mezzanine loan foreclosure following a Maturity Default (the “Limited Waiver”). From the date hereof until 11:59 pm Central Time on November 14, 2025, so long as the Company is diligently and in good faith pursuing a modification, extension or refinancing of the Hotel Properties and no Maturity

Default has occurred, the Company may request the Advisor agree to amend this Waiver Agreement to extend the Loan Outside Date for a period not to exceed ninety (90) days from November 15, 2025 and if the Advisor agrees to such amendment, the Advisor shall not be entitled to any further consideration in respect thereof. For the avoidance of doubt: (i) the Limited Waiver shall not apply with respect to any Hotel Properties that are sold or disposed of for any reason other than as a result of a mortgage foreclosure, deed-in-lieu of mortgage foreclosure, mezzanine loan foreclosure or an assignment in-lieu of a mezzanine loan foreclosure in each case following a Maturity Default; (ii) if the Hotel Properties are sold or disposed of for any reason after the Loan Outside Date, the result of which, alone or together with other events, would constitute a Company Change of Control under the Advisory Agreement, the Advisor will have the right to terminate the Advisory Agreement; (iii) on or after the Loan Outside Date, any Hotel Property sold or disposed as a result of a mortgage foreclosure, deed-in-lieu of mortgage foreclosure, mezzanine loan foreclosure or an assignment in-lieu of a mezzanine loan foreclosure or otherwise prior to the Loan Outside Date shall count for the purposes of the Gross Asset Value calculations set forth in the definition of “Company Change of Control” in the Advisory Agreement; (iv) in the event a Company Change of Control has not occurred under the Advisory Agreement as a result of the Limited Waiver provided herein (but a Company Change of Control would have occurred prior to the Loan Outside Date in the absence of the Limited Waiver provided herein), on the Loan Outside Date, a Company Change of Control shall be deemed to have occurred under the Advisory Agreement as of the date it would have occurred in the absence of the Limited Waiver; and (v) in the event the members of the board of directors of the Company change such that the members who constitute the board of directors on the date hereof (the “Company Incumbent Board”) no longer constitute at least a majority of the board of directors of the Company (other than those whose election to the board of directors is approved or recommended to stockholders of the Company by a vote of at least a majority of the Company Incumbent Board), the Limited Waiver provided by the Advisor herein shall be null and void ab initio but the consideration provided to the Advisor by the Company pursuant to Section 2(b) below shall remain in force.
(a)In exchange for the Limited Waiver and the other agreements provided by Advisor herein, the Company hereby agrees to pay the Advisor an amount equal to the Advisors’ obligation under that certain Amended and Restated Employment Agreement among the Advisor and Richard J. Stockton, effective as of April 1, 2019, as amended (the “Stockton Employment Agreement”) to pay Richard J. Stockton a multiple of his Base Salary (as defined in the Stockton Employment Agreement) that becomes payable by the Advisor to Richard J. Stockton as a result of the occurrence of: (i) a Change of Control (as defined in the Stockton Employment Agreement) of the Company and termination of Richard J. Stockton’s employment by the Advisor without Cause (or not renewed by the Advisor) or by the Executive for any reason on or before the one (1)-year anniversary of the effective date of the Change of Control (a “CoC Trigger”) or (ii) termination of Richard J. Stockton’s employment thereunder by the Advisor or Richard J. Stockton for any reason other than a CoC Trigger (the “Base Salary Severance Obligation”). Upon the occurrence of (i) or (ii) above and receipt by the Company of written notice from the Advisor thereof, the Company shall deliver to the Advisor within forty-eight (48) hours an amount in immediately available U.S. funds equal to the Base Salary Severance Obligation as determined by the Advisor in its sole discretion. Notwithstanding anything in this Section 2(b) to the contrary, in the event Richard J. Stockton and the Advisor agree, subsequent to the date hereof, that the amount to be paid by Advisors or the terms of such payment to Richard J. Stockton in respect of the Base Salary Severance Obligation shall differ in any material respect from the obligations set forth herein or the terms of the Stockton Employment Agreement as of the date hereof, either of which would result in the Company incurring any greater obligation under this Section 2(b) than on the date hereof, then any such change and result therefrom shall not be the obligation of the Company unless the independent members of the board of directors of the Company otherwise agree.

2.1The Limited Waiver shall be effective only in the instances and for the specific purposes set forth in this Waiver Agreement and shall not be deemed to be a consent to any other transaction or matter or waiver of compliance under any circumstances not set forth herein, or a waiver of any preceding or succeeding breach of the same or any other covenant or provision of the Advisory Agreement.

Section 3.Miscellaneous.
3.1Advisory Agreement Unaffected. Each reference to the Advisory Agreement shall hereafter be construed as a reference to the Advisory Agreement after giving effect to this Waiver Agreement. Except as herein otherwise specifically provided, all provisions of the Advisory Agreement (after giving effect to this Waiver Agreement) shall remain in full force and effect and be unaffected hereby.
3.2Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
3.3Counterparts. This Waiver Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature or other electronic transmissions, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
3.4Governing Law; Consent to Jurisdiction. The provisions of Section 23 of the Advisory Agreement shall be set forth herein mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Waiver Agreement has been duly executed and delivered as of the date first above written.
BRAEMAR HOTELS & RESORTS INC.

By: /s/ Richard Stockton
Name:    Richard Stockton
Title:    Chief Executive Officer
BRAEMAR HOSPITALITY LIMITED PARTNERSHIP
By:    Braemar OP General Partner LLC, its general partner

By: /s/ Deric S. Eubanks
Name:    Deric S. Eubanks
Title:    Chief Financial Officer
BRAEMAR TRS CORPORATION

By:    /s/ Deric S. Eubanks
Name: Deric S. Eubanks
Title:    President and Secretary
ASHFORD HOSPITALITY ADVISORS LLC

By:     /s/ Eric Batis
Name: Eric Batis
Title: Chief Executive Officer
ASHFORD INC.

By:     /s/ Alex Rose
Name: Alex Rose
[Signature Page to Waiver Agreement]

Title:    Executive Vice President, General     Counsel and Secretary
[Signature Page to Waiver Agreement]